Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB FIRST QUARTER EARNINGS UP 93% ON STRONG INVESTMENT GAINS AND EARNINGS

CHANGES TO ANNUAL DIVIDEND POLICY WITH FIRST ANNUAL DIVIDEND OF $.48 PAYABLE DECEMBER 16, 2009

IRVINE, CALIFORNIA, October 21, 2009 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp" or the "Company") today announced net earnings of $3.5 million for the first quarter ended September 30, 2009, up 93% from $1.8 million earned during the first quarter of fiscal 2009. Diluted earnings per share for the first quarter of $.34 were more than double the $0.16 per share reported for the same period of the prior year. Earnings per share comparisons benefited from the Company's August 2008 purchase of 1.3 million shares of common stock that contributed to a 6% reduction in fully diluted average shares outstanding for the quarter.

The significant improvement in net earnings for the first quarter is largely due to a $1.7 million gain realized on the sale of investment securities, and also included increased interest income earned on the investment portfolio as well as a $732,000, or 21%, reduction in selling, general and administrative expenses.

For the first quarter ended September 30, 2009, total direct finance, loan and interest income increased 13% to $7.5 million, compared to $6.7 million for the first quarter of fiscal 2009. The increase was primarily due to a $1.0 million increase in investment income earned on average total cash and investment balances that more than doubled to $186.7 million and offset a $193,000 decline in direct finance and loan income. While commercial loan income increased by $281,000 on an average loan portfolio that was up 64% to $73.3 million, direct finance income decreased by $474,000 due to a 6% decline in the average net investment in leases and 30 basis point decline in yield. The average yield on all leases and loans held in the Company's own portfolio decreased 82 basis points to 8.66%. The average yield on cash and investments of 3.4% increased 51 basis points as compared to the first quarter of fiscal 2009, but was down from 4.1% earned during the fourth quarter of fiscal 2009. Net direct finance, loan and interest income after provision for credit losses increased by $870,000, or 18%, to $5.7 million, and included a 4% decrease in interest expense paid on deposits and borrowings and a $25,000 increase in the provision for credit losses. The decrease in interest expense reflected a 43% increase in the average balance of bank deposits to $228.8 million on which interest was paid at an average rate of 2.55%, down 144 basis point from 3.99% during the comparable period in fiscal 2009, as well as $45.4 million of borrowings at an average cost of .74%. The provision for credit losses primarily related to heightened credit risk within the commercial loan portfolio.

Other income for the first quarter of fiscal 2010 increased by 71% to $2.7 million from $1.6 million earned during the first quarter of the prior year. The increase was entirely due to $1.7 million in gains realized on the sale of certain investment securities that offset lower income realized on leases reaching the end of term and from the sale of leases. As a result of the foregoing, gross profit of $8.4 million for the first quarter of fiscal 2010 was up 31% from $6.4 million earned during for the first quarter of the prior year.

During the first quarter of fiscal 2010, CalFirst Bancorp's reported S,G&A expenses decreased by 21% to $2.8 million, compared to $3.6 million during for the first quarter of fiscal 2009. The decrease is primarily due to substantial savings from lower personnel costs and also includes reduced fixed and variable office costs, the result of efforts to lower overhead.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "First quarter results reflect the benefit of steps taken to take advantage of investment and commercial loan opportunities over the past year, while at the same time balancing the risks and rewards of such opportunities. The investment gains realized during the quarter were directly related to opportunistic acquisitions made during the market turmoil of a year ago. Based on the recent strength in the market, we believed it was an appropriate time to rebalance our portfolio. Notwithstanding the sale of some investments, the Company increased its investment in marketable securities to $125.9 million at September 30, 2009 from $119.6 million at June 30, 2009 and $31.9 million at September 30, 2008. The new investments made during the quarter primarily have included investment grade corporate bonds.

"Lease bookings during the first quarter of fiscal 2010 of $19.3 million were light, 53% below the $41.3 million booked in the same period of the prior year, and with commercial loans booked of $3.6 million, down from $10.8 million, total loan and lease assets booked in the quarter declined 56%. As a result, the net investment in leases and loans of $265.7 million at September 30, 2009 is down 7% from June 30, 2009, but 2% above the level at September 30, 2008. For the first quarter of fiscal 2010, lease originations were 29% greater than during the first quarter of fiscal 2009, but with no new loan commitments, total originations were down 16%. At September 30, 2009, property acquired for transactions in process of $30.5 million was up substantially from $12.4 million at June 30, 2009 and only slightly below the level of a year ago. The backlog of approved lease and loan commitments stood at $93 million, just slightly below a year ago and up 16% from June 30, 2009.

"At a meeting today, the Board of Directors of CFNB approved a change in the Company's dividend policy to provide for one annual dividend payment to be made in lieu of the quarterly dividends that have been paid over the past few years. The first annual dividend was declared in the amount of $.48 per share to be paid on December 16, 2009 to shareholders of record on December 1, 2009. The Board will continue to review its dividend policy on an ongoing basis, and the decision to pay dividends in 2010 will be determined at such time."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding growth in direct finance income and lease and loan bookings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2009 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2009	2008

Direct finance and loan income	$ 5,943	$ 6,136
Interest income on investments	1,579	548
Total direct finance, loan and interest income	7,522	6,684

Interest expense on deposits and borrowings	1,544	1,601
Provision for credit losses	250	225

Net direct finance, loan and interest income after provision for credit losses	5,728	4,858
Non-interest income
Operating and sales-type lease income	506	603
Gain on sale of leases and leased property	253	838
Other income	1,930	128
Total non-interest income	2,689	1,569

Gross Profit	8,417	6,427

Selling, general and administrative expenses	2,825	3,557

Earnings before income taxes	5,592	2,870

Income taxes	2,139	1,076

Net earnings	$ 3,453	$ 1,794

Basic earnings per share	$ 0.34	$ 0.17
Diluted earnings per share	$ 0.34	$ 0.16

Weighted average common shares outstanding	10,173	10,858
Diluted number of common shares outstanding	10,273	10,949

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2009	June 30, 2009
ASSETS
Cash and short term investments	$ 62,042	$ 55,217
Investment securities	125,872	119,600
Net receivables	3,399	3,508
Property for transactions in process	30,507	12,373
Net investment in leases	192,004	213,623
Commercial loans	73,711	71,130
Income tax receivable	3,473	3,968
Other assets	2,215	2,564
Discounted lease rentals assigned to lenders	6,535	6,989
	$499,758	$488,972
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 919	$ 2,569
Income taxes payable, including deferred taxes	15,146	12,672
Deposits	227,765	220,944
Borrowings	45,444	45,444
Other liabilities	8,567	8,978
Non-recourse debt	6,535	6,989
Total liabilities	304,376	297,596
Stockholders' Equity	195,382	191,376
	$499,758	$488,972